  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 17, 2002
                                                      REGISTRATION NO. 333-
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                --------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                       L-3 COMMUNICATIONS HOLDINGS, INC.
             (Exact name of registrant as specified in its charter)

                                --------------

              DELAWARE                                      13-3937434
  (State or other jurisdiction of                       (I.R.S. Employer
   incorporation or organization)                       Identification No.)


                               600 THIRD AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 697-1111
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                --------------

                         CHRISTOPHER C. CAMBRIA, ESQ.
                       L-3 COMMUNICATIONS HOLDINGS, INC.
                               600 THIRD AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 697-1111
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                --------------

                                  Copies to:
                           VINCENT PAGANO, JR., ESQ.
                          SIMPSON THACHER & BARTLETT
                             425 LEXINGTON AVENUE
                         NEW YORK, NEW YORK 10017-3909

                                --------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

                                --------------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box.   [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or
interest reinvestment plans, check the following box.   [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. [ ] _____

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.   [ ]  _____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                --------------

                        CALCULATION OF REGISTRATION FEE

==============================================================================================================
                                                                          PROPOSED
                                                PROPOSED MAXIMUM           MAXIMUM
    TITLE OF SHARES           AMOUNT TO          AGGREGATE PRICE          AGGREGATE            AMOUNT OF
   TO BE REGISTERED       BE REGISTERED (2)         PER UNIT         OFFERING PRICE (1)     REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------
Common Stock .........   448,582                    $56.10               $25,165,450             $2,315
==============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the common stock on the New York Stock Exchange on September 12, 2002.

(2) Of these shares, 219,088 may be issued to the selling stockholders pursuant to the Merger Agreement dated as of July 31, 2001 among L-3 Communications Corporation, Burgundy Acquisition Corp. and ComCept, Inc., if certain performance targets are satisfied.

                                --------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
================================================================================

[SIDEBAR]
WE WILL AMEND AND COMPLETE THE INFORMATION IN THIS PROSPECTUS. THIS PROSPECTUS IS PART OF A REGISTRATION STATEMENT FILED WITH THE SEC. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL THESE SECURITIES OR OUR SOLICITATION OF YOUR OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THAT WOULD NOT BE PERMITTED OR LEGAL.
[END SIDEBAR]

                SUBJECT TO COMPLETION, DATED SEPTEMBER 17, 2002

PROSPECTUS


                       L-3 COMMUNICATIONS HOLDINGS, INC.


                         448,582 SHARES OF COMMON STOCK


                             ---------------------


     All of the common stock offered hereby may be sold from time to time by and for the account of the selling stockholders named in this prospectus.


     The methods of sale of the common stock offered hereby are described under the heading "Plan of Distribution." We will receive none of the proceeds from such sales.


     The selling stockholders and any broker-dealers that participate in the distribution of the common stock offered hereby may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.


     The common stock of the Company is listed on the New York Stock Exchange (Symbol: LLL). On September 16, 2002, the closing price of the shares was $57.50 per share.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


                             ---------------------






               The date of this Prospectus is September   , 2002.

                               TABLE OF CONTENTS


                                                      PAGE
                                                      ----
The Company ....................................        1
Use of Proceeds ................................        1
Selling Stockholders ...........................        1
Unaudited Pro Forma Condensed
   Consolidated Financial Information ..........        2
Plan of Distribution ...........................       12

                                                      PAGE
                                                      ----
Available Information ..........................       13
Incorporation of Certain Documents by
   Reference ...................................       13
Legal Matters ..................................       14
Experts ........................................       14

                                  THE COMPANY

     We are a leading merchant supplier of secure communications and intelligence, surveillance and reconnaissance (ISR) systems, training, simulation and support services, aviation products and aircraft modernization, as well as specialized products. Our businesses employ proprietary technologies and capabilities, and we believe our businesses have leading positions in their respective primary markets. Our customers include the U.S. Department of Defense and prime contractors thereof, certain U.S. Government intelligence agencies, major aerospace and defense contractors, foreign governments, commercial customers and certain other U.S. federal, state and local government agencies.
                               ----------------

     Our principal executive offices are located at 600 Third Avenue, New York, New York 10016, and our telephone number is (212) 697-1111.


                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered by the selling stockholders.


                             SELLING STOCKHOLDERS

     The selling stockholders listed below received shares as partial consideration in connection with our acquisition of ComCept, Inc. ("ComCept"). The selling shareholders may receive additional consideration in cash or common stock, which is contingent on the performance of ComCept for each of its fiscal years ending June 30, 2003 and June 30, 2004. The maximum additional common stock which may be payable to the selling stockholders for that additional contingent consideration is 219,088 shares, which would be distributed to the selling stockholders on a pro rata basis.

     The following table states the number of shares of our outstanding common stock that the selling stockholders own resulting from payments made in our common stock in connection with our acquisition of ComCept, the number of such shares that may be sold for the account of the selling stockholders, and the number of shares that will be owned by the selling stockholders assuming the sale of all the shares offered hereby.



                             NUMBER OF        NUMBER OF         NUMBER OF
                             SHARES OF        SHARES OF         SHARES OF
                           COMMON STOCK     COMMON STOCK       COMMON STOCK
SELLING STOCKHOLDER            OWNED         TO BE SOLD      OWNED AFTER SALE
-----------------------   --------------   --------------   -----------------
Adelbert W. Carpenter           6,405            6,405               0
Anne L. Wester                  5,025            5,025               0
Ben K. Howell                   2,540            2,540               0
Brian D. Cullen                99,402           99,402               0
Christopher Christon            4,528            4,528               0
David L. Tschoerner             6,074            6,074               0
Dee Ann Watkins                 1,397            1,397               0
Dennis R. Baas                  7,731            7,731               0
Frederick L. Wahl               5,522            5,522               0
George M. Eargle               11,486           11,486               0
James C. Glenn, Jr.             1,325            1,325               0
Lex E. Thornton                 1,833            1,833               0
Mark R. Von Schwarz            13,253           13,253               0
Michael C. Greer               17,671           17,671               0
Neal B. Cooper                 12,480           12,480               0
Philip A. Yates                 3,092            3,092               0
Robert E. Dryden               20,984           20,984               0
Robert S. Dunn                    353              353               0
Robert L. Amick                 7,731            7,731               0
Robert R. Spaulding               662              662               0
                               ------           ------             ---
                              229,494          229,494               0
                              =======          =======             ===

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION


     The following unaudited pro forma condensed consolidated statements of operations ("pro forma statement of operations") data gives effect to the following transactions as if they had occurred on January 1, 2001: (1) our acquisition of AIS, which was completed on March 8, 2002, our acquisition of the detection systems business of PerkinElmer, which was completed on June 14, 2002 and the acquisitions of KDI Precision Products, Inc., EER Systems, Inc., Spar Aerospace Limited, Emergent Government Services Group, Bulova Technologies, and SY Technology, Inc., which we completed during the year ended December 31, 2001, and their related financings (collectively, the "Acquisitions"), (2) the offering of $750.0 million 7 5/8% Senior Subordinated Notes due 2012 by L-3 Communications and the concurrent sale by L-3 Communications Holdings, Inc. of 14,000,000 shares of its common stock, par value $.01 per share (collectively, the "Offerings") and (3) the application of the net proceeds of those offerings to repay $500.0 million of indebtedness outstanding under our senior subordinated interim loan agreement incurred in connection with our acquisition of AIS, repay the $445.6 million of indebtedness outstanding under our senior credit facilities, to repurchase and redeem our 10 3/8% Senior Subordinated Notes due 2007 for approximately $237.4 million and increase our cash and cash equivalents, which will be used for general corporate purposes, including potential acquisitions. All of the Acquisitions described above are included in our consolidated balance sheet as of June 30, 2002, and therefore, an unaudited pro forma condensed consolidated balance sheet is not provided.


     The pro forma statements of operations do not include an extraordinary pre-tax charge of $16.2 million ($9.9 million after-tax) related to the repurchase and redemption of our $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge includes the call premium of 5.188% or approximately $11.7 million and fees and other expenses of approximately $4.5 million, including the write-off of unamortized deferred debt issue costs relating to the $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge is not included in the pro forma statements of operations because it is not a component of income (loss) from continuing operations. However, had the repurchase and redemption occurred on January 1, 2001, the extraordinary charge would have reduced pro forma basic earnings per common share by $0.11 and pro forma diluted earnings per common share by $0.10 for the six months ended June 30, 2001 and for the year ended December 31, 2001.


     The pro forma adjustments related to our Acquisitions are based on preliminary purchase prices and purchase price allocations. Actual adjustments will be based on final purchase prices, audited historical net assets for the Acquisitions, and final appraisals and other analyses of fair values of contracts in process, inventories, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, pension and postretirement benefit obligations and deferred tax assets and liabilities, which will be completed after we obtain and review all of the data required for the acquired assets and liabilities and complete our valuations of them. Differences between the preliminary and final purchase price allocations could have a material impact on our results of operations and financial position. The unaudited pro forma condensed consolidated statement of operations does not reflect any cost savings that we believe would have resulted had the Acquisitions occurred on January 1, 2001.


     The unaudited pro forma condensed consolidated financial information should be read in conjunction with (1) our unaudited condensed consolidated financial statements for the six months ended June 30, 2002 and 2001, and our audited consolidated financial statements for the year ended December 31, 2001 incorporated by reference in this prospectus; and (2) the audited combined financial statements of AIS for the year ended December 31, 2001 incorporated by reference in this prospectus. The other historical statement of operations data for the Acquisitions are based on unaudited financial statement data not included or incorporated by reference herein. The unaudited pro forma condensed consolidated financial information may not be indicative of the results of operations that actually would have occurred had the Acquisitions and the Offerings been completed on January 1, 2001 or the results of our operations that may be obtained in the future.

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 2002
                                 (IN MILLIONS)




                                                                                                                    PRO FORMA
                                                                       PRO FORMA                                     FOR OUR
                                        L-3                           ADJUSTMENTS     PRO FORMA     ADJUSTMENTS    ACQUISITIONS
                                         AS          ACQUISITION        FOR OUR        FOR OUR        FOR THE        AND THE
                                      REPORTED    HISTORICAL(1)(2)   ACQUISITIONS   ACQUISITIONS     OFFERINGS      OFFERINGS
                                   ------------- ------------------ -------------- -------------- --------------- -------------
Sales ............................  $ 1,652.0         $  276.6         $    --       $ 1,928.6       $    --       $ 1,928.6
Costs and expenses ...............    1,483.0            267.9              --         1,750.9            --         1,750.9
                                    ---------         --------         -------       ---------       -------       ---------
  Operating income ...............      169.0              8.7              --           177.7            --           177.7
Interest and other income
 (expense) .......................        0.8               --            (1.5)(3)        (0.7)           --            (0.7)
Interest expense .................       57.7               --             8.1 (4)        65.8          (6.8)(5)        59.0
Minority interest ................        2.7               --              --             2.7            --             2.7
                                    ---------         --------         -------       ----------      -------       ----------
  Income (loss) before income
   taxes and extraordinary
   item ..........................      109.4              8.7            (9.6)          108.5           6.8           115.3
Provision (benefit) for income
 taxes(6) ........................       38.6              6.0            (3.8)           40.8           2.7            43.5
                                    ---------         --------         -------       ----------      -------       ----------
  Income (loss) from
   continuing operations .........  $    70.8         $    2.7         $  (5.8)      $    67.7       $   4.1       $    71.8
                                    =========         ========         =======       ==========      =======       ==========
Earnings per share:(7)
 Basic ...........................  $     0.89                                       $     0.85                    $     0.77
                                    ==========                                       ==========                    ==========
 Diluted .........................  $     0.84                                       $     0.81                    $     0.74
                                    ==========                                       ==========                    ==========
Weighted average common
 shares outstanding:(7)
 Basic ...........................       79.4                                             79.4          14.0            93.4
                                    ==========                                       ==========      =======       ==========
 Diluted .........................       90.1                                             90.1          14.0           104.1
                                    ==========                                       ==========      =======       ==========



 See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    FOR THE SIX MONTHS ENDED JUNE 30, 2001
                                 (IN MILLIONS)


                                                                                                                       PRO FORMA
                                                                     PRO FORMA                                          FOR OUR
                                      L-3                           ADJUSTMENTS       PRO FORMA       ADJUSTMENTS     ACQUISITIONS
                                       AS        ACQUISITIONS         FOR OUR          FOR OUR          FOR THE         AND THE
                                    REPORTED   HISTORICAL(1)(8)    ACQUISITIONS     ACQUISITIONS       OFFERINGS       OFFERINGS
                                   ---------- ------------------ ----------------- -------------- ------------------ -------------
Sales ..........................  $ 1,023.5        $  667.2        $       --        $ 1,690.7       $      --        $ 1,690.7
Costs and expenses .............      916.1           649.3             (14.8)(9)      1,550.6              --          1,550.6
                                  ---------        --------        ----------        ---------       ---------        ---------
  Operating income .............      107.4            17.9              14.8            140.1              --            140.1
Interest and other income
 (expense) .....................        1.4            (5.9)             (1.4)(3)         (5.9)             --             (5.9)
Interest expense ...............       46.4             0.4              46.1 (4)         92.9           (20.0) (5)        72.9
Minority interest ..............        1.6              --                --              1.6              --              1.6
                                  ---------        --------        ----------        ----------      ---------        ----------
  Income (loss) before income
   taxes .......................       60.8            11.6             (32.7)            39.7            20.0             59.7
Provision (benefit) for income
 taxes(6) ......................       23.3             5.3             (13.9)            14.7             8.0             22.7
                                  ---------        --------        ----------        ----------      ---------        ----------
  Income (loss) from
   continuing operations .......       37.5             6.3             (18.8)            25.0            12.0             37.0
Goodwill amortization expense,
 net of tax ....................       15.8              --                --             15.8              --             15.8
                                  ---------        --------        ----------        ----------      ---------        ----------
  Income (loss) from
   continuing operations, as
   adjusted ....................  $    53.3        $    6.3        $    (18.8)       $    40.8       $    12.0(10)    $    52.8
                                  =========        ========        ==========        ==========      ============     ==========
Earnings per share:(7)
 Basic .........................  $     0.52                                         $     0.32                       $     0.40
                                  ==========                                         ==========                       ==========
 Basic, as adjusted ............  $     0.75                                         $     0.53                       $     0.58
                                  ==========                                         ==========                       ==========
 Diluted .......................  $     0.50                                         $     0.31                       $     0.39
                                  ==========                                         ==========                       ==========
 Diluted, as adjusted ..........  $     0.71                                         $     0.50                       $     0.56
                                  ==========                                         ==========                       ==========
Weighted average common
 shares outstanding:(7)
 Basic .........................       71.5                               6.1 (11)        77.6            14.0             91.6
                                  ==========                       ==============    ==========      ============     ==========
 Diluted .......................       74.8                               6.1 (11)        80.9            14.0             94.9
                                  ==========                       ==============    ==========      ============     ==========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 2001
                                 (IN MILLIONS)






                                                                                                                        PRO FORMA
                                                                         PRO FORMA                                       FOR OUR
                                        L-3                             ADJUSTMENTS       PRO FORMA    ADJUSTMENTS     ACQUISITIONS
                                         AS         ACQUISITIONS          FOR OUR          FOR OUR       FOR THE         AND THE
                                      REPORTED   HISTORICAL(1)(12)     ACQUISITIONS     ACQUISITIONS    OFFERINGS       OFFERINGS
                                    ----------- -------------------   --------------   -------------- -------------   -------------
Sales ............................  $ 2,347.4       $  1,296.0         $       --        $ 3,643.4    $      --        $ 3,643.4
Costs and expenses ...............    2,072.1          1,235.5              (30.0)(9)      3,277.6           --          3,277.6
                                    ---------       ----------         ----------        ---------    ---------        ---------
  Operating income ...............      275.3             60.5               30.0            365.8           --            365.8
Interest and other income
 (expense) .......................        1.8            (11.3)              (3.8)(3)        (13.3)         --             (13.3)
Interest expense .................       86.3              0.5               82.0 (4)        168.8        (32.4) (5)       136.4
Minority interest ................        4.5               --                 --              4.5           --              4.5
                                    ---------       ----------         ----------        ----------   ---------        ----------
  Income (loss) before income
   taxes .........................      186.3             48.7              (55.8)           179.2         32.4            211.6
Provision (benefit) for income
 taxes(6) ........................       70.8             24.7              (21.2)            74.3         13.0             87.3
                                    ---------       ----------         ----------        ----------   ---------        ----------
  Income (loss) from
   continuing operations .........      115.5             24.0              (34.6)           104.9         19.4            124.3
Goodwill amortization expense,
 net of tax ......................       33.9               --                 --             33.9           --             33.9
                                    ---------       ----------         ----------        ----------   ---------        ----------
  Income (loss) from
   continuing operations, as
   adjusted ......................  $   149.4       $     24.0         $    (34.6)       $   138.8    $    19.4(10)    $   158.2
                                    =========       ==========         ==========        ==========   ============     ==========
Earnings per share:(7)
 Basic ...........................  $     1.54                                           $     1.35                    $     1.35
                                    ==========                                           ==========                    ==========
 Basic, as adjusted ..............  $     1.99                                           $     1.78                    $     1.72
                                    ==========                                           ==========                    ==========
 Diluted .........................  $     1.47                                           $     1.30                    $     1.32
                                    ==========                                           ==========                    ==========
 Diluted, as adjusted ............  $     1.87                                           $     1.69                    $     1.65
                                    ==========                                           ==========                    ==========
Weighted average common
 shares outstanding:(7)
 Basic ...........................       74.9                                 3.1 (11)        78.0         14.0             92.0
                                    ==========                         ==============    ==========   ============     ==========
 Diluted .........................       85.4                                 3.1 (11)        88.5         14.0            102.5
                                    ==========                         ==============    ==========   ============     ==========

  See notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL STATEMENTS

1. On March 8, 2002, we acquired AIS for $1,152.7 million in cash which includes $1,130.0 million for the original contract purchase price, $4.0 million for estimated acquisition costs and an increase to the contract purchase price of $18.7 million related to additional assets contributed by Raytheon to AIS. The purchase price is subject to adjustment based on the AIS closing date net tangible book value, as defined. The AIS acquisition was financed using cash on hand as well as available borrowings under our senior credit facilities and a $500.0 million senior subordinated interim loan. On June 14, 2002, we acquired the detection systems business of PerkinElmer ("PKI") for $100.0 million in cash plus acquisition costs, subject to adjustment based on closing date net working capital, as defined. During the year ended December 31, 2001, we also made the following acquisitions:

   o in May 2001, all the outstanding common stock of KDI Precision Products, Inc. ("KDI") for $79.4 million in cash including acquisition costs.

   o in May 2001, all the outstanding common stock of EER Systems, Inc. ("EER") for $119.5 million in cash including acquisition costs, and subject to an additional purchase price not to exceed $5.0 million which is contingent upon the financial performance of EER for the year ending December 31, 2002.

   o in November and December 2001, 70.3% of the outstanding common stock of Spar Aerospace Limited ("Spar") for $105.1 million in cash including acquisition costs. We acquired and paid for the remaining outstanding common stock of Spar in January 2002 for $43.6 million.

   o in November 2001, all the outstanding common stock of Emergent Government Services Group ("EMG") for $39.8 million, subject to adjustment based on closing date net working capital. Following the acquisition, we changed Emergent Government Services Group's name to L-3 Communications Analytics.

   o in December 2001, the net assets of Bulova Technologies for $49.5 million, subject to adjustment based on closing date net assets. Following the acquisition, we changed Bulova Technologies name to BT Fuze Products ("BT Fuze").

   o in December 2001, the net assets of SY Technology Inc. ("SY") for $49.8 million, subject to adjustment based on closing date net assets, and additional purchase price not to exceed $3.0 million, which is contingent upon the financial performance of SY for the years ending December 31, 2002 and 2003.

     The aggregate purchase price of these acquisitions, including acquisition costs, is $1,739.4 million.

2. The pro forma statement of operations for the six months ended June 30, 2002 includes the following unaudited historical financial data for our Acquisitions.




                                                   AIS(a)       PKI(b)      ACQUISITIONS
                                                -----------   ----------   -------------
                                                             (IN MILLIONS)
Sales .......................................    $  213.4      $  63.2       $  276.6
Costs and expenses ..........................       209.1         58.8          267.9
                                                 --------      -------       --------
 Operating income ...........................         4.3          4.4            8.7
Interest and other income ...................          --           --             --
Interest expense ............................          --           --             --
                                                 --------      -------       --------
 Income before income taxes and extraordinary
   item .....................................         4.3          4.4            8.7
Income tax provision ........................         2.4          3.6            6.0
                                                 --------      -------       --------
 Income from continuing operations ..........    $    1.9      $   0.8       $    2.7
                                                 ========      =======       ========

----------
(a) Represents historical results of operations for the two-month period ended February 28, 2002.

(b) Represents historical results of operations for the period from January 1, 2002 to June 14, 2002.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3. Our historical interest income has been eliminated because the cash and cash equivalents which earned the interest income were obtained from the net proceeds from the CODES (as defined below) offering and the May 2001 Common Stock Offering (as defined below) that were assumed entirely to be used to finance the Acqusitions. Such eliminations amounted to $1.5 million for the six months ended June 30, 2002, $1.4 million for the six months ended June 30, 2001 and $3.8 million for the year ended December 31, 2001.

4. The aggregate purchase prices, including acquisition costs, for the Acquisitions of $1,739.4 million were assumed to be financed at January 1, 2001 using (1) borrowings under our senior credit facilities of $445.6 million, (2) borrowings of $500.0 million under the senior subordinated interim loan, (3) cash on hand of $32.7 million, (4) the net proceeds from the sale of $420.0 million of 4% Senior Subordinated Convertible Contingent Debt Securities due September 15, 2011 ("CODES") in October and November of 2001, which amounted to $407.5 million, and (5) the net proceeds from our public offering of 9,150,000 shares of our common stock in May 2001 (the "May 2001 Common Stock Offering") which amounted to $353.6 million. The borrowings under the senior credit facilities and the senior subordinated interim loan that we made to finance the AIS acquisition were included in our historical results of operations effective March 1, 2002.

   The adjustments to our historical interest expense for the six months ended June 30, 2002 and 2001 and the year ended December 31, 2001 to give effect to the financing of the Acquisitions are presented below.


                                                               SIX MONTHS ENDED
                                                                   JUNE 30,         YEAR ENDED
                                                             --------------------  DECEMBER 31,
                                                                2002      2001         2001
                                                             --------- ---------- -------------
                                                                       (IN MILLIONS)
     Interest on borrowings under the senior credit
      facilities (on $445.6 million) for the periods prior
      to March 1, 2002(a) ..................................  $  3.6    $  15.8      $  29.3
     Interest on senior subordinated interim loan (on
      $500.0 million) for the periods prior to March 1,
      2002(a) ..............................................     4.5       21.6         38.0
     Interest on the CODES offering for the periods
      prior to October 31, 2001 (4% on $420.0 million
      for 10 months). ......................................      --        8.4         14.0
     Amortization of deferred debt issue costs incurred
      on the CODES for periods prior to October 31,
      2001 .................................................      --        0.7          1.2
     Eliminate historical interest expense for the KDI
      and SY Technology acquisitions .......................      --       (0.4)        (0.5)
                                                              ------    -------      -------
        Total pro forma adjustments to interest
         expense ...........................................  $  8.1    $  46.1      $  82.0
                                                              ======    =======      =======

----------
   (a) The adjustments to pro forma interest for the pro forma adjustments for borrowings under the senior credit facilities and senior subordinated interim loan are based on the average prevailing interest rates that L-3 would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior credit facilities would have been 4.86% for the six months ended June 30, 2002, 7.11% for the six months ended June 30, 2001 and 6.57% for the year ended December 31, 2001. The average prevailing interest rates on the senior subordinated interim loan would have been 5.36% for the six months ended June 30, 2002, 8.65% for the six months ended June 30, 2001, and 7.59% for the year ended December 31, 2001.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. Assuming the offering of the senior subordinated notes by L-3 Communications and the concurrent sale of common stock of 14,000,000 million shares were completed on January 1, 2001, the net aggregate proceeds from the Offerings of $1,499.4 million, after deductions for underwriting commissions and discounts and other offering expenses totaling $43.0 million, would have been applied to repay all of the borrowings under the senior subordinated interim loan of $500.0 million, repurchase and redeem our 10 3/8% Senior Subordinated Notes due 2007, repay $445.6 million of borrowings outstanding under the senior credit facilities and $316.4 million would have been invested in cash and cash equivalents. Total interest expense after the pro forma adjustments for our Acquisitions but prior to the Offerings amounted to $65.8 million for the six months ended June 30, 2002, $92.9 million for the six months ended June 30, 2001, and $168.8 million for the year ended December 31, 2001. As a result of the Offerings, total pro forma interest expense would have decreased by $6.8 million for the six months ended June 30, 2002, $20.0 million for the six months ended June 30, 2001 and $32.4 million for the year ended December 31, 2001. The details of the changes to interest expense are described in the table below.




                                                      SIX MONTHS ENDED JUNE 30,
                                                     ---------------------------       YEAR ENDED
                                                        2002           2001         DECEMBER 31, 2001
                                                     ----------   --------------   ------------------
                                                                   (IN MILLIONS)
    Estimated interest on $750.0 million 7 5/8%
      Senior Subordinated Notes offered by
      L-3 Communications .........................    $  28.6        $  28.6            $  57.2
    Amortization of deferred debt issue costs
      incurred on $750.0 million Senior
      Subordinated Notes offered by
      L-3 Communications .........................        0.9            0.9                1.8
    Eliminate interest on the senior
      subordinated interim loan(a) ...............      (13.4)         (21.6)             (38.0)
    Eliminate interest on $225.0 million 10 3/8%
      Senior Subordinated Notes due 2007 .........      (11.7)         (11.7)             (23.3)
    Eliminate amortization of deferred debt
      issue costs incurred on $225.0 million
      10 3/8% Senior Subordinated Notes due
      2007 .......................................       (0.4)          (0.4)              (0.8)
    Eliminate interest on borrowings under the
      senior credit facilities (on $445.6
      million)(a) ................................      (10.8)         (15.8)             (29.3)
                                                      -------        -------            -------
      Total adjustments to pro forma interest
       expense ...................................    $  (6.8)       $ (20.0)           $ (32.4)
                                                      =======        =======            =======

----------
   (a) The adjustments to pro forma interest expense for the pro forma adjustments for borrowings under the senior credit facilities and senior subordinated interim loan are based on the average prevailing interest rates that L-3 would have paid on those borrowings for the periods presented had such borrowings been outstanding at the beginning of each of the periods presented. The average prevailing interest rates on the senior credit facilities would have been 4.86% for the six months ended June 30, 2002, 7.11% for the six months ended June 30, 2001 and 6.57% for the year ended December 31, 2001. The average prevailing interest rates on the senior subordinated interim loan would have been 5.36% for the six months ended June 30, 2002, 8.65% for the six months ended June 30, 2001, and 7.59% for the year ended December 31, 2001.

   The pro forma statements of operations do not reflect interest income on the $316.4 million pro forma cash balance at January 1, 2001 that we would have had after the Offerings.

6. The pro forma adjustments for our Acquisitions and the Offerings were all tax-effected, as appropriate, using an estimated statutory (federal and state) tax rate of 40.0%. The pro forma

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

   adjustments also include an income tax (benefit) provision (($0.8) million for the six months ended June 30, 2001 and $1.1 million for the year ended December 31, 2001) to record the aggregate income tax expense for the historical results of operations of KDI, EER, BT Fuze and SY to the statutory income tax rate of 40.0% that they would have incurred had we acquired them on January 1, 2001, but did not because they were not subject to income tax prior to their acquisition by us.


7. Our diluted weighted average shares outstanding and diluted earnings per share give effect to the assumed conversion of the 7,361,964 shares issuable upon the conversion of $300.0 million of our 51/4% Convertible Senior Subordinated Notes due 2009 (the "Convertible Notes"). The assumed conversion results in the addition of $5.2 million of after-tax interest expense savings to reported net income for the six months ended June 30, 2002 and $10.5 million for the year ended December 31, 2001 for the purposes of calculating diluted earnings per share. The assumed conversion of the Convertible Notes for the six months ended June 30, 2001 were anti-dilutive, and therefore, their conversion was not assumed for that period.


8. The pro forma statement of operations for the six months ended June 30, 2001 includes the following unaudited historical financial data for our Acquisitions.




                                                                               BT       SY
                                KDI(a)       EER(a)        SPAR        EMG    FUZE   TECHNOLOGY      AIS       PKI    ACQUISITIONS
                                ------       ------        ----        ---    ----   ----------      ---       ---    ------------
                                                                      (IN MILLIONS)
Sales .....................   $   16.2     $   49.3      $  48.1    $  33.0  $ 13.4   $  30.6     $  435.5    $ 41.1    $  667.2
Costs and expenses ........       16.6         47.4         41.5       30.4    13.7      27.9        428.2      43.6       649.3
                              --------     --------      -------    -------  ------   -------     --------    ------    --------
 Operating income (loss) ..       (0.4)         1.9          6.6        2.6    (0.3)      2.7          7.3      (2.5)       17.9
Interest and other income
 (expense) ................       (1.6)(b)     (4.0)(c)      0.5         --      --        --         (0.7)     (0.1)       (5.9)
Interest expense ..........        0.3           --           --         --      --       0.1           --        --         0.4
                              --------     --------      -------    -------  ------   -------     --------    ------    --------
 Income (loss) before
   income taxes ...........       (2.3)        (2.1)         7.1        2.6    (0.3)      2.6          6.6      (2.6)       11.6
Income tax provision
 (benefit) ................         --           --          2.7         --      --        --          3.6      (1.0)        5.3
                              --------     --------      -------    -------  ------   -------     --------    ------    --------
 Income (loss) from
   continuing operations ..   $   (2.3)    $   (2.1)     $   4.4    $   2.6  $ (0.3)  $   2.6     $    3.0   $  (1.6)   $    6.3
                              ========     ========      =======    =======  ======   =======     ========    ======    ========

----------
   (a) Represents historical results of operations for the four-month period ended April 30, 2001.

   (b)   Includes a charge to write-down excess inventory of $1.7 million.

   (c) Includes a charge of $4.2 million of investment banking fees and other non-recurring charges.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9. Adjustments to costs and expenses relating to the Acquisitions are presented in the table below:




                                                           SIX MONTHS
                                                             ENDED          YEAR ENDED
                                                         JUNE 30, 2001   DECEMBER 31, 2001
                                                        --------------- ------------------
                                                                  (IN MILLIONS)
     Eliminate historical goodwill amortization
       for AIS, EMG, Spar and PKI(a) ..................     $ (15.5)         $ (30.7)
     Increase to goodwill amortization for KDI and EER
       for higher goodwill recorded by L-3 than their
       historical amounts of goodwill(a) ..............         0.7              0.7
                                                            -------          -------
        Total pro forma adjustments to costs and
          expenses ....................................     $ (14.8)         $ (30.0)
                                                            =======          =======

----------

   (a) In accordance with Statement of Financial Accounting Standards ("SFAS") No. 142, no goodwill amortization expenses would have been recorded by us in 2001 for the acquisitions of EMG, Spar, BT Fuze, SY, AIS and PKI because these acquisitions were completed after June 30, 2001. Additionally, in accordance with SFAS No. 142, effective January 1, 2002 goodwill amortization is no longer being recorded for any of the Acquisitions.


   The assets and liabilities recorded in connection with the purchase price allocations for the Acquisitions are all based upon preliminary estimates of fair values for contracts in process, estimated costs in excess of billings to complete contracts in process, inventories, identifiable intangibles and deferred taxes. Actual adjustments will be based on the final purchase prices and final appraisals and other analyses of fair values which are in process. With the exception of the AIS acquisition, we do not expect the differences between the preliminary and final purchase price allocations for the acquisitions to be material. Material differences between the preliminary and final purchase price allocations for the AIS acquisition could result from the valuation of contracts in process, estimated costs in excess of billings to complete contracts in process, identifiable intangibles, deferred income taxes and pension and postretirement benefits and other items. A review of the contracts in process and identifiable intangible assets included in the AIS acquisition is being performed. All of the data required to prepare this review and the related valuations is not currently available and at this time it is not practicable to reasonably estimate these valuations. In addition, no adjustment has been made to contracts in process which will be valued at their estimated contract prices less the estimated costs to complete and an allowance for a normal profit on the effort to complete such contracts. Although the final purchase price allocation for the contracts in process, estimated costs in excess of billings to complete contracts in process, deferred taxes and pension and postretirement benefits of AIS could materially affect the amount of goodwill recorded for AIS, such final purchase price allocations are not expected to have a material effect on our results of operations. Furthermore, any allocation of purchase price to identifiable intangible assets with finite lives will result in additional amortization expense and a reduction to the estimated goodwill for AIS. For example, an allocation of $50.0 million to identifiable intangible assets with a 10 year life would result in an increase of $5.0 million per annum to costs and expenses and a decrease of $3.0 million per annum to income from continuing operations.

10. The pro forma adjustments for the Offerings for the six months ended June 30, 2001 and the year ended December 31, 2001 do not include an extraordinary charge of $16.2 million ($9.9 million after-tax) related to the repurchase and redemption of our $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge includes the call premium of 5.188% or approximately $11.7 million and fees and other expenses of approximately $4.5 million, including the write-off of the unamortized deferred debt issue costs on the $225.0 million 10 3/8% Senior Subordinated Notes due 2007. The extraordinary charge is not included in the pro forma adjustments because it is not a component of income (loss) from continuing operations. However, had the repurchase and redemption occurred on January 1, 2001, the extraordinary charge would have reduced pro forma basic earnings per common share by $0.11 and pro forma diluted earnings per common share by $0.10 for the six months ended June 30, 2001 and for the year ended December 31, 2001.

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11. Our basic and diluted weighted average common shares outstanding for the six months ended June 30, 2001 were increased by 6.1 million shares, and for the year ended December 31, 2001 were increased by 3.1 million shares of common stock to give effect to the assumed completion of our May 2001 Common Stock Offering as of January 1, 2001.

12. The pro forma statement of operations for the year ended December 31, 2001 includes the following unaudited historical financial data for our Acquisitions.



                                                                                 BT         SY
                             KDI(a)        EER(a)     SPAR(b)       EMG(b)     FUZE(c) TECHNOLOGY(c)    AIS      PKI   ACQUISITIONS
                             ------        ------     -------       ------     ------- -------------    ---      ---   ------------
                                                             (IN MILLIONS)
Sales .....................$   16.2      $   49.3    $   76.9     $   52.2     $  34.7    $  62.0    $  918.6  $ 86.1  $  1,296.0
Costs and expenses ........    16.6          47.4        67.8         49.1        32.8       56.5       876.7    88.6     1,235.5
                           --------      --------    --------     --------     -------    -------    --------  ------  ----------
 Operating income (loss) ..    (0.4)          1.9         9.1          3.1         1.9        5.5        41.9   ( 2.5)       60.5
Interest and other income
 (expense) ................    (1.6)(d)      (4.0)(e)    (0.4)(f)     (3.8)(g)      --         --        (1.4)   (0.1)      (11.3)
Interest expense ..........     0.3            --          --           --          --        0.2          --      --         0.5
                           --------      --------    --------     --------     -------    -------    --------  ------  ----------
 Income (loss) before
   income taxes ...........    (2.3)         (2.1)        8.7         (0.7)        1.9        5.3        40.5    (2.6)       48.7
Income tax provision
 (benefit) ................      --            --         3.3          0.3          --         --        22.1    (1.0)       24.7
                           --------      --------    --------     --------     -------    -------    --------  ------  ----------
 Income (loss) from
   continuing operations ..$   (2.3)     $   (2.1)   $    5.4     $   (1.0)    $   1.9    $   5.3    $   18.4 $  (1.6) $     24.0
                           ========      ========    ========     ========     =======    =======    ======== =======  ==========

----------
   (a) Represents historical results of operations for the four-month period ended April 30, 2001.
   (b) Represents historical results of operations for the ten-month period ended October 31, 2001.
   (c) Represents historical results of operations for the eleven-month period ended November 30, 2001.
   (d)   Includes a charge to write-down excess inventory of $1.7 million.
   (e) Includes a charge of $4.2 million for investment banking fees and other non-recurring charges.
   (f)   Includes a $1.4 million restructuring charge.
   (g)   Includes a $3.8 million restructuring charge.

   The historical results of operations for KDI, EER, BT Fuze and SY do not include a provision for income taxes because they each were either an S Corporation or a Limited Liability Company and the income taxes on their income were paid by their individual stockholders rather than the entities.

                             PLAN OF DISTRIBUTION


     We have been advised that the distribution of the common stock by the selling stockholders may be effected from time to time in one or more transactions (which may involve block transactions): (1) on the New York Stock Exchange or such other national security exchanges on which our common stock are listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges,
(2) in the over-the-counter market, or (3) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions. Such transactions may be effected by the selling stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may effect such transactions by selling the common stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the selling stockholders and may receive commissions from the purchasers of the common stock for whom they may act as agent (which discounts or commissions from the selling stockholders or such purchasers will not exceed those customary in the type of transactions involved).


     Any broker-dealers that participate with the selling stockholders in the distribution of the common stock may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the common stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.


     Upon being notified by the selling stockholders that any material arrangement has been entered into with a broker or dealer for the sale of the common stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

     o  The names of such broker-dealers;


     o  The number of shares involved;


     o  The price at which such shares are being sold;


     o The commission paid or the discounts or concessions allowed to such broker-dealer;


     o Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and


     o  Other facts material to the transaction.

                             AVAILABLE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports and other information with the SEC. Such reports and other information can be inspected and copied at the Public Reference Section of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at prescribed rates. Such material may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

     As permitted by the rules and regulations of the SEC, this prospectus omits certain information contained in the registration statement on Form S-3, as amended, of which this prospectus is a part. For further information with respect to the Company and the common stock, reference is made to the registration statement and the exhibits thereto.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

     o Description of our common stock contained in our registration statement on Form S-3/A dated June 19, 2002 (File No. 333-84826);

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001, as amended by our Annual Report on Form 10-K/A-1 dated June 19, 2002;

     o Our Quarterly Report on Form 10-Q for the three month period ended March 31, 2002;

     o Our Quarterly Report on Form 10-Q for the three month period ended June 30, 2002;

     o Our Current Report on Form 8-K dated March 22, 2002;

     o Our Current Report on Form 8-K dated April 24, 2002;

     o Our Current Report on Form 8-K dated June 6, 2002;

     o Our Current Report on Form 8-K dated June 19, 2002, which includes our revised consolidated financial statements for the fiscal year ended December 31, 2001; and

     o Our Current Report on Form 8-K dated June 28, 2002.

     You can request a copy of these filings at no cost, by writing or calling us at the following address:

                         L-3 Communications Holdings, Inc.
                         600 Third Avenue
                         New York, New York 10016
                         (212) 697-1111
                         Attention: Corporate Secretary.

     You should only rely on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus shall not constitute an offer of shares of common stock in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

                                 LEGAL MATTERS


     The validity of the common stock offered by this prospectus will be passed upon by Simpson Thacher & Bartlett, New York, New York.


                                    EXPERTS


     The following financial statements have been incorporated by reference in this prospectus in reliance of the reports of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing:


     o Our consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 incorporated by reference in this prospectus from our Current Report on Form 8-K dated June 19, 2002; and


     o The combined financial statements of Aircraft Integration Systems Business as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 incorporated by reference in this prospectus from our Current Report on Form 8-K dated March 22, 2002.

                       L-3 COMMUNICATIONS HOLDINGS, INC.






                        448,582 SHARES OF COMMON STOCK






                             ---------------------
                                   PROSPECTUS
                                        , 2002
                             ---------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The estimated expenses payable by us in connection with the offering described in this Registration Statement are as follows:



Registration Fee ..........................    $ 2,315
Legal fees and expenses ...................     20,000
Accounting fees and expenses ..............     15,000
Printing and duplicating expenses .........      5,000
Miscellaneous expenses ....................      1,000
                                               -------
 Total ....................................    $43,315
                                               =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law (the "DGCL") provides for, among other things:

              a. permissive indemnification for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

              b. permissive indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

              c. mandatory indemnification for expenses (including attorneys' fees) actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in defense of litigation covered by
     a. and b. above; and

              d. that the indemnification provided for by Section 145 is not deemed exclusive of any other rights which may be provided under any by-law, agreement, stockholder or disinterested director vote, or otherwise.

     In addition to the indemnification provisions of the DGCL described above, the Registrant's certificate of incorporation (the "Certificate of Incorporation") authorizes indemnification of the Registrant's officers and directors, subject to a case-by-case determination that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the Registrant, and in the case of any criminal proceeding, they had no reasonable cause to believe their conduct was unlawful. In the event that a Change in Control (as defined in the Certificate of Incorporation) shall have occurred, the proposed indemnitee director or officer may require that the determination of whether he met the standard of conduct be made by special legal counsel selected by him. In addition, whereas the DGCL would require court-ordered indemnification, if any, in cases in which a person has been adjudged to be liable to the Registrant, the Certificate of Incorporation also permits indemnification in such cases if and to the extent that the reviewing party determines that such indemnity is fair and reasonable under the circumstances.

     The Certificate of Incorporation requires the advancement of expenses to an officer or director (without a determination as to his conduct) in advance of the final disposition of a proceeding if such person furnishes a written affirmation of his good faith belief that he has met the applicable standard of conduct and furnishes a written undertaking to repay any advances if it is ultimately determined that he is not entitled to indemnification. In connection with proceedings by or in the right of the Registrant, the Certificate of Incorporation provides that indemnification shall include not only reasonable expenses, but also penalties, fines and amounts paid in settlement. Unless ordered by a court, such indemnification shall not include judgments. Under the Certificate of Incorporation, no officer or director is entitled to indemnification or advancement of expenses with respect to a proceeding brought by him against the Registrant other than a proceeding seeking or defending such officer's or director's right to indemnification or advancement of expenses. Finally, the Certificate of Incorporation provides that the Registrant may, subject to authorization on a case by case basis, indemnify and advance expenses to employees or agents to the same extent as a director or to a lesser extent (or greater, as permitted by law) as determined by the Board of Directors.

     The Certificate of Incorporation purports to confer upon officers and directors contractual rights to indemnification and advancement of expenses as provided therein. In addition, as permitted by the DGCL, the Registrant has entered into indemnity agreements with its directors and selected officers that provide contract rights substantially identical to the rights to indemnification and advancement of expenses set forth in the Certificate of Incorporation, as described above.

     The Certificate of Incorporation limits the personal liability of directors to the Registrant or its stockholders for monetary damages for breach of the duty as a director, other than liability as a director (i) for breach of duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (certain illegal distributions), or (iv) for any transaction for which the director derived an improper personal benefit.

     The Registrant maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.


ITEM 16. EXHIBITS.

4.1 Amended and Restated Certificate of Incorporation of L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q for the three month period ended June 30, 2002)

4.2 By-Laws of L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on Form S-1, File No. 333-46975)


4.3      Form of Common Stock Certificate (incorporated by reference to exhibit
         4.1 to Registration Statement on Form S-1, File No. 333-46975)

5 Opinion of Simpson Thacher & Bartlett as to the validity of issuance of common stock

23.1 Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of L-3 Communications Holdings, Inc. and L-3 Communications Corporation

23.2 Consent of PricewaterhouseCoopers LLP with respect to the combined financial statements of Aircraft Integration Systems Business

24       Powers of Attorney (included on pages II-4 and II-5 hereof)


ITEM 17. UNDERTAKINGS.

     The undersigned registrants hereby undertake:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                   (i) To include any prospectus required by Selection 10(a)(3) of the Securities Act of 1933;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.


                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.


              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by the director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on September 17, 2002.


                                        L-3 COMMUNICATIONS HOLDINGS, INC.


                                        By: /s/ Christopher C. Cambria
                                            -------------------------------
                                            Christopher C. Cambria
                                            Senior Vice President-General
                                            Counsel
                                            and Secretary


                       SIGNATURES AND POWERS OF ATTORNEY

     Each person whose signature appears below authorizes Christopher C. Cambria, Michael T. Strianese, Frank C. Lanza, Robert V. LaPenta, or any of them, as his attorney in fact and agent, with full power of substitution and resubstitution, to execute, in his name and on his behalf, in any and all capacities, this Registration Statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462 (b) promulgated under the Securities Act of 1933 (and all further amendments including post-effective amendments thereto)) necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




        SIGNATURE                          TITLE                                  DATE
        ---------                          -----                                  ----
    /s/ Frank C. Lanza           Chairman, Chief Executive Officer and      September 17, 2002
 ----------------------------    Director
    Frank C. Lanza

    /s/ Robert V. LaPenta        President, Chief Financial Officer and     September 17, 2002
 ----------------------------    Director
    Robert V. LaPenta

    /s/ Michael T. Strianese     Senior Vice President -- Finance           September 17, 2002
 ----------------------------
    Michael T. Strianese

    /s/ Thomas A. Corcoran       Director                                   September 17, 2002
 ----------------------------
    Thomas A. Corcoran

    /s/ Robert B. Millard        Director                                   September 17, 2002
 ----------------------------
    Robert B. Millard

    /s/ John E. Montague         Director                                   September 17, 2002
 ----------------------------
    John E. Montague

    /s/ John M. Shalikashvili    Director                                   September 17, 2002
 -----------------------------
    John M. Shalikashvili

         SIGNATURE                         TITLE                                  DATE
         ---------                         -----                                  ----
                                 Director
 -----------------------------
    Arthur L. Simon

   /s/ Alan H. Washkowitz        Director                                   September 17, 2002
 -----------------------------
    Alan H. Washkowitz

                               INDEX TO EXHIBITS





 EXHIBIT
  NUMBER                                      DESCRIPTION OF EXHIBITS
 -------                                      -----------------------

   4.1     Amended and Restated Certificate of Incorporation of L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the three month period ended June 30, 2002)

   4.2     By-Laws of L-3 Communications Holdings, Inc. (incorporated by reference to Exhibit 3.2 to Registration Statement on
           Form S-1, File No. 333-46975)

   4.3     Form of Common Stock Certificate (incorporated by reference to exhibit 4.1 to Registration Statement on Form S-1,
           File No. 333-46975)

   5       Opinion of Simpson Thacher & Bartlett as to the validity of issuance of common stock

   23.1    Consent of PricewaterhouseCoopers LLP with respect to the consolidated financial statements of L-3 Communications
           Holdings, Inc. and L-3 Communications Corporation

   23.2    Consent of PricewaterhouseCoopers LLP with respect to the combined financial statements of Aircraft Integration
           Systems Business

   24      Powers of Attorney (included on pages II-4 and II-5 hereof)